Exhibit 5.1

March 4, 2025

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

Ladies and Gentlemen:

We have acted as transaction counsel to PPG Industries, Inc., a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of €900,000,000 aggregate principal amount of its 3.250% Notes due 2032 (the “Notes”) pursuant to the Underwriting Agreement, dated February 26, 2025 (the “Underwriting Agreement”), among the Company and the underwriters named therein (collectively, the “Underwriters”). The Notes are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.	The Underwriting Agreement;

2.

The Indenture, dated as of March 18, 2008 (as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”);

3.	The First Supplemental Indenture, dated as of March 18, 2008 (the “First Supplemental Indenture”), between the Company and the Trustee;

4.	The Second Supplemental Indenture, dated as of November 12, 2010 (the “Second Supplemental Indenture”), between the Company and the Trustee;

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PPG Industries, Inc.

March 4, 2025

5.	The Third Supplemental Indenture, dated as of August 3, 2012 (the “Third Supplemental Indenture”), between the Company and the Trustee;

6.	The Fourth Supplemental Indenture, dated as of November 12, 2014 (the “Fourth Supplemental Indenture”), between the Company and the Trustee;

7.	The Fifth Supplemental Indenture, dated as of March 13, 2015 (the “Fifth Supplemental Indenture”), between the Company and the Trustee;

8.	The Sixth Supplemental Indenture, dated as of November 3, 2016 (the “Sixth Supplemental Indenture”), between the Company and the Trustee;

9.	The Seventh Supplemental Indenture, dated as of February 27, 2018 (the “Seventh Supplemental Indenture”), between the Company and the Trustee;

10.	The Eighth Supplemental Indenture, dated as of August 15, 2019 (the “Eighth Supplemental Indenture”), between the Company and the Trustee;

11.	The Ninth Supplemental Indenture, dated as of May 19, 2020 (the “Ninth Supplemental Indenture”), between the Company and the Trustee;

12.	The Tenth Supplemental Indenture, dated as of March 4, 2021 (the “Tenth Supplemental Indenture”), between the Company and the Trustee;

13.	The Eleventh Supplemental Indenture, dated as of May 25, 2022 (the “Eleventh Supplemental Indenture”), between the Company and the Trustee; and

14.	The Twelfth Supplemental Indenture, dated as of March 4, 2025 (the “Twelfth Supplemental Indenture”), between the Company and the Trustee.

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No.: 333-270106) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2023, relating to the offer and sale by the Company, from time to time, in one or more classes or series, debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units, or any combination of these securities; (ii) the base prospectus, dated February 28, 2023, forming a part of the Registration Statement (the “Base Prospectus”); (iii) the preliminary prospectus supplement, dated February 26, 2025, relating to the Notes, as filed by the Company with the Commission on February 26, 2025 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein; (iv) the Final Term Sheet relating to the Notes, as filed by the Company with the Commission on February 26, 2025 pursuant to Rule 433 under the Securities Act; (iv) the final prospectus supplement, dated February 26, 2025, reflecting the final terms of the Notes and the terms of the offering

PPG Industries, Inc.

March 4, 2025

thereof, as filed by the Company with the Commission on February 27, 2025 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (together with the Base Prospectus, the “Prospectus”); (v) the Transaction Documents; (vi) the Company’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws; (vii) a copy of the resolutions adopted by the Board of Directors of the Company on February 15, 2024, relating to the issuance and sale of the Notes by the Company; and (viii) a copy of the resolutions adopted by the Board of Directors of the Company on February 16, 2023, relating to the filing of the Registration Statement. We also have made such investigation of law as we have deemed appropriate.

For the purposes of this opinion letter, we have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that each party to each of the Transaction Documents has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make each Transaction Document to which it is a party enforceable against it; and (iii) that each party to each of the Transaction Documents has complied with all state and federal statutes, rules and regulations applicable to it arising out of the transactions set forth in the Transaction Documents to which it is a party. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to (i) the law of the State of New York, other than its law relating to choice of law (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York); (ii) applicable federal securities laws of the United States; and (iii) the Pennsylvania Business Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Notes have been duly authorized, executed and delivered and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, entitled to the benefits set forth in the Indenture (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).

PPG Industries, Inc.

March 4, 2025

We express no opinion as to any provision in the Notes: (i) that purports to release, exculpate or exempt a party from, or require indemnification or contribution of a party for, liability for its own negligence or misconduct; (ii) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) the effect of which is governed by laws other than the laws of the State of New York, the applicable federal securities laws of the United States or the Pennsylvania Business Corporation Law; (iv) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (v) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vi) that purports to require that amendments to any agreement be in writing; (vii) relating to powers of attorney, severability or set-off; (viii) that purports to select a particular forum; (ix) that purports to waive or modify a party’s equitable rights or obligation of good faith, fair dealing, diligence, reasonableness or due notice; and (x) providing that decisions by a party are conclusive or may be made in its sole discretion.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is being given as of the date hereof and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the headings “Validity of the Notes” and “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ K&L Gates LLP